Exhibit T3A.12

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF nCBL EAGLE POINT MEMBER, LLC", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JULY, A.D. 2016, AT 12:12 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6101250 8100	Authentication: 202681581
SR# 20164971707	Date: 07-19-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delware Secretary of State Division of Corporations Delivered 12:12 PM 07/19/2016 FILED 12:12 PM 07/19/2016 SR 20164971707 - File Number 6101250

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is CBL Eagle Point Member, LLC

Second: The address of its registered office in the State of Delaware is                    2711 Centerville Road, Suite 400                               in the City of Wilmington                      . Zip code 19808                     . The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is _________________________.”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 19th day of July , 2016
By:
Authorized Person (s)

Name:	Jeffery V. Curry, Organizer